FINAL [execution]

IPO IMPLEMENTATION DEED

This deed (**Deed**) is dated: 2019

BETWEEN:

INSENSE MEDICAL PTY LTD (ACN 633 285 364) (**ListCo**) of Level 3, 62 Lygon Street, Carlton, Vic 3053 (Listco)

and

INSENSE MEDICAL LTD, registration number 515806495, a company domiciled in Israel, of 1 Ha-Tsmikha Street, Yoqneam, Israel (**InSense**)

and

UDI NUSSINOVITCH of Chaim Levanon 17a, Tel Aviv, 6997519, **JOE HAYON** of Klil Hahoresh 14, Gesher Haziv, 22815 and **DAGI BEN-NOON** of 696 Hahadas Street, Burgata, 42860 (together, the **InSense Founders**)

and

NEWBURYPORT PARTNERS PTY LTD (ACN 604 268 439) of Level 3, 62 Lygon Street, Carlton VIC 3053 (**Advisors**)

(each a **party** and collectively **the parties**)

Item No.	ACQUISITION AND LISTING PROPOSAL	
1.	**Background**	A. InSense is an Israeli incorporated company involved in the business of the development and commercialization of a medical device technology to provide temporary escalation of gas exchange during acute respiratory failure including disposables and equipment for Intensive Care Units and Hospitals (**InSense Technology**). B. ListCo is a newly incorporated Australian private company, without prior business activity and without any liabilities. C. The purpose of this Deed is, inter alia, to record the binding terms and conditions upon which the parties have agreed to pursue an initial public offering (**IPO**) of the InSense business on the Australian Securities Exchange (**ASX**) via a series of transactions involving: i. The granting by InSense to the Advisors of a mandate for the Placement defined below under which the Advisors will raise by way of the issue of ordinary shares in ListCo (with 1 free-attaching option to be issued to investors for every 4 shares subscribed and paid for) to third-party investors an amount of not less than $5 million and up to $5.5 million within the timeframe mentioned below (**Placement**), which will then be advanced by ListCo periodically to InSense under a convertible loan (**Loan**) between ListCo and InSense for use in the InSense business in accordance with an agreed business plan. ii. Upon successful completion of the Placement within the Placement Term, defined below, or such other timeframe which is mutually agreed to in writing, and subject to various other conditions set out in this Deed to consummate the acquisition by ListCo (or a newly established Australian company) of all of the issued share capital and rights to receive share capital of InSense, from the holders thereof in exchange for the issuance to such holder of shares of ListCo (the **"Swap"**) so that after giving effect to the Swap, all of the shares and rights to purchase shares of InSense shall been exchanged for shares and rights to purchase shares of ListCo.

		iii. Within 15 months of the date hereof, or such other timeframe which is mutually agreed to in writing, and immediately upon completion of the Swap to pursue an IPO and ASX listing of ListCo securities, in accordance with the indicated structure below or such variation thereof as may be agreed between the parties in writing, on the basis of all parties acting reasonably: i. Attached as Exhibit A hereto is a pro-forma indicative cap table on an 'as issued' and 'fully diluted' basis of the capital of InSense (i) as of the date hereof prior to the Placement; ii. Attached is a pro forma cap table of ListCo on an 'as issued' and 'fully diluted' basis (Stage 1 – as Exhibit B), after the Placement capital raising and immediately after the Swap; (Stage 2 – Schedule A) immediately after capital raising of the IPO; and (Stage 3 – Schedule A)) immediately after the IPO with issuing of Performance Shares, assuming in all cases the full subscription for the securities offered under the Placement and the IPO, respectively. D. "$" refers to Australian Dollar (AUD) throughout.
2.	**Binding Nature**	Each party acknowledges and agrees that it is entering into this Deed in consideration for the mutual agreements, promises and undertakings given by each other party to this Deed. The parties acknowledge and agree that this Deed constitutes a mandate during the Placement Term, as defined herein, for the Advisors to consummate the Placement. Obligations of confidentiality provided for, or recognized by, this Deed survive the termination of this Deed (unless superseded by Formal Documentation). The Placement Term shall begin on the date of this Deed and extend through the date which is 6 weeks from the date of this Deed (**Placement Term**). If the Placement is not completed by the end of the Placement Term (i.e. the Advisors have not raised at least $5 million) the mandate of the Advisors hereunder for the Placement and the IPO and any of Advisors rights to consideration hereunder shall automatically end, without any liability to InSense, its founders, directors and so on to Advisors and this Deed shall be automatically terminated, unless mutually agreed to in writing to extend the completion date of the Placement.
3.	**Formal Documentation**	The parties acknowledge and agree that the Swap is subject to, and conditional on, the parties entering into definitive legal documentation to effect the Swap (**Formal Documentation**). Formal Documentation will be consummated as soon as is reasonably practicable (noting that the Swap is conditional upon satisfaction of the conditions set out herein) in accordance with this Deed and will otherwise contain terms typical to agreements of a similar kind including a convertible note agreement to record the terms of ListCo's note investment in InSense (i.e. the Note Deed as more elaborately described in item 10 below). As part of the Swap, the holders of all of the issued share capital and the rights to receive shares or equity in InSense (collectively the **InSense Vendors**) shall make representations and provide warranties in respect of the following: (a) warranties from the InSense Vendors, given severally and not jointly, regarding title, standing and ownership of the sale shares and the lack of any encumbrance affecting the sale shares; (b) warranties from InSense regarding standing, operation and ownership of the assets comprising the InSense business (including warranties regarding the status and standing of the InSense Technology and intellectual property) and financial warranties; (c) warranties from InSense regarding solvency; the capacity to enter into, and binding nature of,

		Formal Documentation, compliance with applicable laws, regulations, permits and licenses; and warranties regarding accuracy and completeness of information provided during the course of due diligence; and other warranties similar to like transactions. The liability of the InSense Vendors for representations and warranties provided by them shall be several and not joint. Other than for claims of fraud or intentional misrepresentations against the InSense Vendors, the liability of the InSense Vendors for the representations and warranties given shall be limited to their respective holdings in InSense or in ListCo, as the case may be. The Formal Documentation will also include or incorporate an indicative implementation plan for future capital raising (including an IPO and ASX listing) consistent with item 13 of this Deed.
4.	**Transaction**	Subject to the terms and conditions set out in this Deed and Formal Documentation: (a) InSense and the InSense Founders will procure that the InSense Vendors must execute the Formal Documentation and consummate the Swap immediately prior to completion of the IPO, it being acknowledged that the Swap is conditional upon successful completion of the Placement, receipt by InSense of the Tax Ruling described below and completion of all of the conditions precedent to the Swap, including but not limited to those conditions set out at items 7(e), (g) and (h) of this Deed ; and (b) ListCo will consummate the Swap immediately prior to the IPO upon the completion of all of the conditions precedent to the Swap, including but not limited to those conditions set out at items 7(e), (g) and (h) of this Deed; The InSense shares and ListCo shares and the rights to purchase InSense shares and ListCo shares that are to be exchanged in the Swap must be free from all encumbrances or security interests and must represent 100% of the fully diluted issued share capital of InSense. Upon completion of the Swap, if required by InSense, ListCo will change its name to "InSense Medical Ltd" or such other name as agreed between the parties as being appropriate for the merged entities.
5.	**InSense Capital Structure**	InSense warrants that, as at the date of this Deed, its capital structure (inclusive of rights convertible to equity) is as is set forth on Exhibit A. InSense and Advisors must procure the conversion/exercise of any of its convertible loans prior to completion of the Swap and procure that the holders of such convertible loans participate as InSense Vendors. The shares (and any options) of ListCo to be issued in the Swap (and as set out in item 6 below) represent the only consideration to be paid to or received by the InSense Vendors as part of the Swap and shall be free and clear of claims or interests by any parties. Other than as set out in Exhibit A, InSense and the InSense Founders warrant that there are no other classes of shares or other securities (or rights convertible to securities) on issue.
6.	**Purchase Price and ListCo Capital Structure**	ListCo warrants that, at the date of this Deed, its capital structure is comprised of 2 ordinary shares. Consideration under the Swap to the InSense Vendors' will be the following: (a) 50,000,000 fully paid ordinary shares in ListCo to be issued to the InSense Vendors under the Swap (**Completion Shares**), [Exhibit B (InSense Vendors)]; (b) 15,000,000 fully paid ordinary shares of ListCo to be issued to InSense Founders [Exhibit B - PS1 InSense Founders (end Yr1 post IPO)] within [5] business days of satisfaction of a

		commercial milestone to be agreed in the Formal Documents (such satisfaction to be within an agreed timeframe) but which will relate to a key commercial milestone connected with a first in man or clinical trial [or other similar milestone to be determined] (**Performance Milestone 1 Shares**); and (c) 20,000,000 fully paid ordinary shares of ListCo to be issued to InSense Founders [Exhibit B - PS2 InSense Founders (end Yr2 post IPO)] within [5] business days of satisfaction of a commercial milestone to be agreed in the Formal Documents (such satisfaction to be within an agreed timeframe but which will relate to CE certification or FDA approval and/or reimbursement status approval [or other similar milestone to be determined] (**Performance Milestone 2 Shares**). (the Performance Milestone 1 and 2 Shares collectively, the **Milestone Securities**). The parties also agree and acknowledge further options may be granted to the InSense Founders and/ or senior management of ListCo and/ or its group entities and the Advisors on before or around completion of an IPO of ListCo, pursuant to an employee share option plan intended to be established (in addition to and separate from the free-attaching options to be issued under the Placement). It is the mutual intention of the parties that the number of options issued under the employee share option plan will not exceed 10% of the fully diluted issued capital of ListCo immediately following the IPO. The exercise prices, terms and vesting conditions will be agreed at the time of issue. The parties agree that in the event that the InSense Founders have achieved the milestones referred to in items (b) and (c) above but the Swap and/ or the IPO will not be consummated, they shall nonetheless be entitled the equivalent of the Performance Milestone 1 Shares and the Performance Milestone 2 Shares in InSense, respectively. In respect of the consideration set out in this item 6, in the event of an acquisition or trade sale of ListCo or InSense (any of which shall constitute an **Acquisition Event**) at a company value of InSense or ListCo of not less than $200m, the milestones applicable to the Milestone Securities granted to the InSense Founders will be deemed to be satisfied and those Milestone Securities shall be issued immediately prior to completion of the Acquisition Event accelerated within 5 business days. Where an Acquisition Event occurs at a company valuation of $100 million the InSense Founders will be entitled to 50% of the Milestone Securities. Where an Acquisition Event occurs at a company valuation of between $100 million and $200 million the InSense Founders will be entitled to a pro-rata proportion of the Milestone Securities between 50% and 100% (e.g. if an Acquisition Event occurs at a company valuation of $150 million the InSense Founders will be entitled to 75% of the Milestone Securities).
7.	**Conditions and Timetable**	Completion of the Swap described herein is conditional on each of the following being satisfied (each being a **Condition**). The Conditions identified below as being "**Placement Conditions**" are also conditions of the Placement. (a) (**ListCo's due diligence**): in accordance with item 9, ListCo completing and (in its absolute discretion) being reasonably satisfied with the outcome of due diligence investigations (including financial, tax, legal and commercial, intellectual property, technology feasibility and industry due diligence investigations) on InSense and any of its subsidiaries, and the assets comprising the InSense business including the InSense Technology by the Due Diligence Date, it being noted that commercial due diligence investigations has been substantially completed by ListCo prior to the date of this Deed. This is a Placement Condition.

		(b) **(InSense due diligence)**: InSense (on behalf of the InSense Vendors) completing and being reasonably satisfied with the outcome of due diligence investigations (including financial, tax, legal and commercial due diligence investigations) on ListCo by the Due Diligence Date. This is a Placement Condition. (c) **(Formal Documentation)**: The execution of Formal Documentation as contemplated by item 3, but other than the Note Deed which is covered by item 7(d), prior to ListCo or InSense (as the case may be) lodging any prospectus with ASIC or ASX. (d) **(Note Deed)**: The parties agreeing to the form of the Note Deed described in item 10 below by the Due Diligence Date. This is a Placement Condition. (e) **(InSense change of control consents)**: The approval of the change of control of InSense or any of its subsidiaries by any regulatory bodies or counterparties to any contracts as required by ListCo having been obtained on terms reasonably satisfactory to ListCo and InSense prior to completion of the Swap. (f) **(InSense Approvals)**: Any approval or waiver required by, or to be given by InSense's Vendors or governmental or regulatory authorities in connection with the IPO having been obtained on terms reasonably satisfactory to ListCo and InSense. (g) **(Material Adverse Event)**: There being no material adverse event occurring prior to the date of completion of the Swap which adversely affects the rights or interests proposed to be acquired by ListCo or InSense under this Deed. (h) **(Capital Raising)**: The completion of a successful Placement where Advisors have raised the minimum amounts specified in item 8 below within the Placement Term. (i) **(Tax Ruling)**: InSense receiving a ruling from the Israeli tax authority in connection with the Swap which is satisfactory to the parties (acting reasonably). (j) **(Regulatory Approvals)**: ListCo obtaining any shareholder or regulatory approvals required by it for the IPO including conditional approval from ASX that, subject to completion of the Swap and other usual conditions (which the parties acknowledge will necessarily include a further capital raising contemplated herein), ListCo will be admitted to the Official List of ASX. (k) **(IPO Term)**: The IPO Term did not elapse. The parties will, and InSense and the InSense Founders will procure that the InSense Vendors will, enter into all Formal Documentation required and otherwise seek to satisfy the Conditions and complete the Swap as expediently as possible. Each party will ensure that the agents, representatives, accountants and solicitors of the other party are provided with access to all records and information reasonably required in connection with the satisfaction of the Conditions upon request. Where disclosure of any business records or information is subject to third party consent, the parties agree to use their reasonable endeavors to obtain such consent. It is acknowledged that ListCo and InSense may extend any Condition's satisfaction date or sunset date by mutual agreement in writing and will act reasonably to consider requests from the other for such an extension including as necessary to accommodate delays experienced in the course of the Swap and the IPO (e.g. delays as a result of dealings with regulators and other third-parties or delays as a result of other events, matters or circumstances which are unexpected, unforeseen or have not been fully contemplated in this Deed).

		The parties have agreed to the indicative timetable set out in Annexure One.
8.	**Capital Raising**	The parties acknowledge that it is the intention of the Advisors and ListCo to conduct a capital raising in Australia by way of the Placement of a minimum of $5 million and up to $5.5 million (**Placement Amount**). The parties acknowledge that it is intended that the Placement will be conducted by way of an issue of shares in ListCo (with one free-attaching option issued to investors for every four shares subscribed and paid for, each option exercisable at the lower of $0.20 or the IPO price and expiry date of 31 March 2021) to investors under the Placement, subsequent to which ListCo will advance the Loan to InSense on a staged basis as described in the Note Deed between ListCo and InSense. The parties further acknowledge that InSense may introduce investors resident outside Australia (or, subject to agreement, resident in Australia) into the Placement (**InSense Investors**). Any subscription funds received from InSense Investors are to form part of the Placement Amount. Funds raised under the Placement will be applied to a combination of the development of the InSense Technology, accrued expenses administration and consultant costs in Australia and the costs associated with the IPO. In connection with the Placement, the parties agree and acknowledge that, subject to the successful completion of the Placement, the Advisors will be entitled (in addition to any securities or rights to securities granted under this Deed) to a one-time fee of up to 6% of the proceeds of the Placement (though the parties note that the fee due to the Advisors in respect of funds received under the Placement from InSense Investors will be discussed between the parties in good faith, but in any event will not be less than 1%) as commission to brokers and introducers. A similar fee is expected to be paid for funds raised at the time of the IPO. The fees must be mutually agreed upon in writing. For the avoidance of doubt, the Placement will be deemed successfully completed if, within the Placement Term at least $5 million is raised. The parties agree to act in good faith to adjust and/ or amend the consideration due to the InSense Vendors on account of any InSense Investor choosing to subscribe via the Placement for shares in InSense directly (rather than shares in ListCo). The parties also acknowledge that the amount required to satisfy the Placement will be adjusted on account of any funds received from InSense Investors in the Placement who subscribe for shares in InSense directly, that is, all funds received from InSense Investors will count towards the Placement Amount whether the resultant equity is issued in InSense or ListCo. In the event that the Placement is not successfully or timely completed as set out above the mandate of the Advisors hereunder for the Placement and the IPO and any of Advisors rights to consideration hereunder shall automatically end, without any liability to InSense, its founders or directors and this Deed shall be deemed automatically terminated. For the avoidance of doubt, if the Placement is not completed within the Placement Term the Advisors will not be entitled to receive any of the shares set out in item 12(a) of this Deed.
9.	**Due Diligence**	Both ListCo and InSense (on behalf of the InSense Vendors) will have until the "**Due Diligence Date**", being 42 days from the date of execution of this Deed during which to conduct due diligence investigations into each other (and any subsidiary or group entities) in order to assess the feasibility and suitability of the Swap and will act in good faith and make during this period to enable the effective conduct and completion of those investigations. The parties' due diligence investigations will include, but will not be limited to, investigations in respect of: (a) in the case of ListCo's investigations, a review and assessment (including assessment from

		legal, commercial and intellectual property contexts) of the InSense Technology (noting that ListCo's due diligence in this respect is substantially progressed); (b) the accounts and financial position of the parties; (c) corporate and capital structure of the parties; (d) such further matters which are considered to be material to a parties' decision on whether to proceed with the Swap. Prior to the Due Diligence Date: (e) ListCo may, at its own discretion, terminate this Deed immediately with written notice if it is not reasonably satisfied with its findings of its due diligence investigations; and (f) InSense may terminate this Deed immediately with written notice if it (or the InSense Vendors) are not reasonably satisfied with their findings of their due diligence investigations (Noting that ListCo is to be a newly incorporated entity with no trading history, liability or any other kind of activity). For the avoidance of doubt, the parties' rights of termination as specified above shall lapse after Due Diligence Date. Nothing contained herein shall derogate from the right to terminate due to failure of the counterparty to fulfill or meet the remaining Conditions to closing, and in the case of InSense, also (i) receipt of the appropriate tax ruling or (ii) successful completion of the Placement and the terms thereof (item 8). Such termination shall be done with a 14 days' prior written notice without any further liability to InSense.
10.	**Conduct Pending Completion**	Pending completion of the Swap, the parties must ensure that: (a) they manage, operate and conduct their respective businesses with all due care and in accordance with normal and prudent practice and comply with all applicable laws, regulations, ordinances and codes; and (b) they use their best endeavors to maintain the value of their respective businesses and protect and maintain the assets which they each hold. Without the written agreement of the other party, not to be unreasonably withheld, neither party shall: (c) other than in the ordinary course of business enter into, terminate or alter any term of any material contract or commitment; (d) except in the usual conduct of its business, incur any actual or contingent material liabilities; (e) dispose of, agree to dispose of, encumber or grant an option over, or any interest in, any of their material assets; (f) subject to the timely advance of the Loan by ListCo to InSense, solicit or issue any shares or other securities of InSense or grant or agree to grant rights convertible to same; (g) declare, pay or make any dividend or distribution of profits, capital or assets; or

		(h) do any other thing which would materially adversely affect the rights and interests of the other party to this Deed. The Formal Document which records the Loan (**Note Deed**) shall include the restrictions set out above together with other customary negative covenants and warranties and provisions which regulate the quantum and progressive advance of funds and development and agreement to budgets and business plans. The Note Deed shall also include customary provisions relating to anti-dilution (in favour of ListCo to the extent that in the event that InSense grants equity or rights to equity at a discount to the investment of ListCo under the Note Deed, ListCo will be entitled an adjustment by way of a conversion discount or uplift relevant to the terms on which that new equity is granted (based on a customary broad based weighted average formula and which will expire upon the lapse of the IPO Term), board appointments (including the right for ListCo to nominate and appoint at least one (1) director to the Board of InSense), the requirement for InSense to provide regular and periodic information and reporting to ListCo (including providing any information relating to and/ or notification of any material events concerning InSense or the InSense business) and provisions for conversion (including on IPO, trade sale or merger and provisions which address rights of conversion/extension in the event of IPO delays) to be agreed. The Note Deed shall also incorporate an agreed budget for InSense (in respect of the funds to be received by way of the Loan) and ListCo (in respect of funds to be retained by that entity received from the Placement). The restrictions and negative covenants set forth above shall expire upon the completion of the Swap and in any event not later than the lapse of the IPO Term.
11.	**Board Representation**	The parties agree and acknowledge that at or following completion of the Swap of ListCo it is their intent to structure the Board of ListCo as set out in the Term Sheet appearing at Schedule A to this Deed. Following completion of the Placement the parties shall negotiate in good faith regarding the potential appointment of a representative of InSense to be appointed to the Board of ListCo.
12.	**Advisor Fees & Mandate**	The parties agree and acknowledge that subject to successful and timely completion of the Placement and/ or IPO respectively in connection with the transactions set out in this Deed, the following securities will be allocated and issued to the Advisors (and/ or their nominees) and their respective contractors: (a) upon and subject to successful and timely completion of the Placement and conditions in item 8 & item 11, the Advisors and/ or their nominees will be issued 4,500,000 fully paid ordinary shares in ListCo to be issued to the Advisors and/ or their nominees (Advisor Shares), [Exhibit B (Advisors\Consultants)]; and (b) subject to a timely and successful IPO (i.e. IPO on ASX where Advisors shall serve as InSense brokers for such IPO, with a minimum raise and the terms specified in item 13 below), the Advisors will be entitled to a further 4,500,000 fully paid ordinary shares in ListCo to be issued to Advisors within [5] business days of completion of the IPO and subject to item 13. The parties acknowledge and agree that the shares to be issued to the Advisors as set out in item 12(a) above will be convertible to shares in InSense pursuant to a formula/ conversion rate to be agreed in writing, in the event that an IPO of ListCo securities does not proceed substantially along the terms set out in this Deed.

		For the avoidance of doubt, the parties further acknowledge that ListCo may, in order to formalise the mandate granted to the Advisors herein consistent with Australian laws and regulations, issue a formal mandate letter or document to the Advisors which will include agreed upon by both parties in writing terms, provided that such terms will not conflict or be inconsistent with the terms of the mandate set out in this Deed.
13.	**IPO Terms**	Following completion of the Placement, it is the intention of the parties to consummate the IPO of the InSense business within 15 months from timely completion of the Placement (or such longer period as is mutually agreed in writing between the parties) (**IPO Term**). The parties acknowledge that it is their present intention to raise at least $9 million (subject to review by the parties of the cash needs of the InSense business for the 18 to 24 months following any IPO) for InSense in the IPO. If such IPO and fund raising is not completed by such date as mentioned above other than where the parties have agreed in writing to postpone it due to third party factors including the development of the InSense business or market conditions (which the parties agreed to consider and assess in good faith), InSense may at its sole discretion (but acting in good faith and with the consent of the Advisors) use other advisors to assist in the IPO without any liability to InSense and the Advisors or any other party shall not be entitled to the consideration specified in section 12(b), though they may agree in writing to raise a lower sum through an IPO on the ASX in which case the consideration due to the Advisors described in item 12(b) above shall be so adjusted proportionally and discussed in good faith between the parties. Should ListCo not succeed in raising such sum (or the sum so varied by the parties) within the timeframe herein via an IPO on the ASX, the Advisors or any other party on their behalf will not accrue any right to the consideration set out in items 12(b) above. The parties will agree in writing on a more detailed IPO and ASX Listing implementation plan following execution of this Deed which shall include, where appropriate, agreements in respect of the appointment of other consultants, brokers and advisors for that process. In the event of an ASX listing, the parties agree to act reasonably to refine or amend the milestones as necessary to satisfy the ASX of the suitability of same if necessary.
14.	**Escrow**	The parties acknowledge that, in the event of the ASX listing of ListCo, ASX may pursuant to the ASX Listing Rules (and the discretion afforded to ASX under those rules) impose escrow restrictions on the sale and transfer of some or all of the shares and/ or options in ListCo which may be issued to the InSense Vendors or Advisors/ promoters under this Deed. The Formal Documentation will provide that the InSense Vendors will upon requirement by ASX or its advisors execute (and/or procure that its nominee/s and any controllers execute) any restriction agreements required to confirm the terms of any such restriction imposed by ASX. The terms upon which the securities set out in item 12 above are issued will provide that the holders of those securities will upon request from ListCo execute (and/or procure that its nominee/s and any controllers execute) any restriction agreements required to confirm the terms of any such restriction imposed by ASX and will provide a power of attorney to a representative of ListCo to execute such documents.
15.	**Further Acts**	Each party must use reasonable efforts and act co-operatively and in good faith to do all things necessary or desirable to implement and give full effect to this Deed, including but not limited to the provision of information and the execution and delivery of further documents.
16.	**Exclusivity**	From the date of this Deed until the earlier of termination of this Deed or end of Placement Term or execution of Formal Documentation, no party may (unless expressly agreed by the other party or unless expressly provided for herein) enter into any discussions, negotiations, agreements (binding or otherwise) with any third party (or encourage, solicit or procure any third party to do any of those

		things) in relation to any of the rights or interests relevant to the subject matter of this Deed or otherwise deal with the rights and interests relevant to the transactions proposed in this Deed (whether on a conditional or any other basis) in a manner which would prevent the implementation of this Deed and subject to successful pre IPO/Placement within the set timeline . It is hereby clarified that InSense may participate to assist in efforts of the Advisors to seek funding from any party and anytime, without restrictions.
17.	**Confidentiality and Disclosure**	The parties agree that any information which they may obtain concerning each other or a related party of the other and the detail and terms of this Deed will be kept confidential and will not be used for any purpose other than completing the transactions contemplated by this Deed provided that: (a) each party will act reasonably in considering the request from the other for consent to make an announcement concerning the Swap;and (b) this item shall not prevent a party from making any disclosure required by law provided that, without detracting from its legal obligations, that party shall wherever practical first provide a copy of the announcement to the other party and then it shall act reasonably in considering any amendments proposed to any announcement so provided. A party may disclose confidential information to any officer, employee, advisor, shareholder or consultant who it reasonably determines needs to know or have the information for the purposes of effecting or assessing the Swap provided that the disclosing party will be responsible for the recipient protecting the confidential nature of that information and liable to the other party for any unauthorized disclosure
18.	**Costs**	Except where expressly provided otherwise, each party shall bear and be responsible for its own costs in connection with the preparation, execution, completion and carrying into effect this Deed and the transactions contemplated by it.
19.	**Counterparts**	This Deed may be executed in two or more counterparts having the same content, which upon being exchanged shall be deemed to be a single instrument.
20.	**Currency**	All references to dollars or $ in this Deed are references to Australian currency except where expressly noted otherwise.
21.	**Governing Law**	This Deed is governed by and is to be construed in accordance with the laws of Victoria, Australia and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Victoria, Australia.

[execution clauses over page]

EXECUTED by **INSENSE MEDICAL PTY LTD** **[ACN 633 285 364]** in a manner authorised by the Corporations) Act 2001 with the authority of the directors:))))

.... Signature of Director

DocuSigned by: A0A9D382E1CC49A.................. Signature of Director/Secretary

Peter Marks .... Name of Director in full

Phillip Hains .... Name of Director/Secretary in full

EXECUTED by **NEWBURYPORT PARTNERS PTY LTD** **[ACN 604 268 439]** in a manner authorised by the Corporations) Act 2001 with the authority of the directors:))))

.... Signature of Director

DocuSigned by: A0A9D382E1CC49A.................. Signature of Director

Peter Marks .... Name of Director in full

Phillip Hains .... Name of Director in full

EXECUTED by **INSENSE MEDICAL LTD** with the authority of the directors)))

.... Signature

Joe Hayon .... Name

CEO .... Position

EXECUTED by **UDI NUSSINOVITCH** in the presence of:

....	....
Udi Nussinovitch	Witness signature
	Dagi Ben-Noon
	....
	Full Name of witness (Print)

EXECUTED by **JOE HAYON** in the presence of:

....	....
Joe Hayon	Witness signature
	Dagi Ben-Noon
	....
	Full Name of witness (Print)

EXECUTED by **DAGI BEN-NOON** in the presence of:

....	....
Dagi Ben-Noon	Witness signature
	Joe Hayon
	....
	Full Name of witness (Print)

ANNEXURE ONE
INDICATIVE TIMETABLE

Event	Date
Execution of Deed	15 May 2019
Placement documentation completed and circulated	+5 days
Due diligence complete	+42 days
Swap Documentation Completed	+42 days
Placement Completed	+42 days
Swap and IPO Raising of $9,000,000	Within 15 months from completion of the Placement, or such other time as is mutually agreed.

Exhibit A – InSense pro forma cap table

Exhibit B – ListCo pro forma cap table

Exhibit A – InSense Medical Ltd. Pro-Forma Cap Table

Holder	No. of Shares/ Options	% FDB
Udi Nussinovitch	333,334	31.6
Dagi Ben-Noon	333,333	31.6
Joe Hayon	333,333	31.6
Sharon Marx	31,332	2.97
Ayal Shenav	10,444	0.99
Anna Moshe	10,444	0.99
Oren Kedmi	2,611	0.25
TOTAL	**1,054,831**	**100%**

Exhibit B – InSense Medical Pty Ltd Pro-Forma Cap Table

Holder	No. of Shares	%FDB
Lampam Pty Ltd	1	50
Lillis Services Pty Ltd	1	50
TOTAL	**2**	**100%**

Schedule A: Term Sheet

Name of Issuer: Insense Medical Pty Ltd (ACN 633 285 364)

Placement Amount to be raised:

Minimum amount: AUD$5,040,000
Oversubscriptions: AUD$504,000

Issue Price: AUD$0.14 (14 cents) per Ordinary Share

Options: Issued on a 1:4 basis (being an option to purchase one share for every paid for four shares) with an exercise price equal to the lower of the price at which shares are offered under an IPO of the Issuer's securities or AUD$0.20 (20 cents).
Expiry Date: 31 March 2021.

Anticipated Use of Placement Proceeds: As set out in sections 1 and 3 of the Placement Letter, it is intended that the funds raised via the Placement (less costs and actual and budgeted expenses) will be progressively extended to InSense under the terms of the Convertible Note and are intended to be applied as set out in the below indicative budget:

Product Development (incl. personnel): AUD$3,440,000
Research & Development: AUD$400,000
Regulatory/IP Expenditure: AUD$400,000
Administration, Mngt Fees & Accrued Expenses: AUD$800,000*

*The above indicative budget includes certain budgeted costs and expenses of IML.

Issuer Pre-Money Valuation: AUD$7,000,000.

Pro-Forma Capital Structure:

***Stage 1: Placement at $0.14 Per Share**

Pre - IPO	**AUD$**	**AUD$ Price**	**Shares**
InSense Vendors	7,000,000	0.14	50,000,000
Seed Investors	5,000,000	0.14	36,000,000
Advisor/Consult.			4,500,000
Total			**90,500,000**

***Notes to table:**

a) Placement Options not included.

***Stage 2: (Indicative) IPO Capital Raising assuming $0.20 Per Share issue price**

IPO	**AUD$**	**AUD$ Price**	**Shares**
InSense Vendors	7,000,000	0.14	50,000,000
Seed Investors	5,000,000	0.14	36,000,000
IPO Investors	9,000,000	0.20	45,000,000
Advisor/Consultants			9,000,000
Total IPO post-money valuation of AUD$28m			**140,000,000**

***Notes to table:**

a) In the event of an IPO, the Company has agreed to issue to the shareholders of InSense a further 35,000,000 ordinary shares subject to the meeting of various performance milestones.

b) The Company intends to establish an Employee Share Option Plan (**ESOP**) **to** enable the issue of options to directors, employees, consultants and advisors to the Company (and its group entities). It is presently intended that this ESOP will enable the issue of options representing up to 10% of the issued capital of the Company at the time of the IPO, in addition to the Placement Options.

c) Placement Options not included.

Proposed Directors of the Company upon completion of the Swap:	Joe Hayon - CEO (Co-Founder of InSense) Dr. Udi Nussinovich MD, PHD – CSO (Co-Founder of InSense) Dagi Ben Noon – COO (Co-Founder of InSense) Peter Marks It is proposed to appoint an additional local director in addition to Peter Marks with the requisite skills & experience, who will join the Board on or around completion of IPO. The current directors of the Company are Peter Marks and Phillip Hains.
Data Room Materials:	A data-room with additional materials has been established, with access via a link provided upon request and subject to execution of acceptable confidentiality agreements. Additional materials are available to investors upon written request.
Illustrative IPO Timetable:	Post completion of this pre-IPO raising, it is planned to proceed with a listing of the Company's securities on the ASX. The Company presently intends for this to occur within a 15-month timeframe following completion of the Placement, subject to market and business conditions, with the IPO potentially coinciding with the Company's First In Man (FIM) trial. That said, the Company makes no guarantee or representation that an IPO will occur at any given time, on any given terms, or at all.
Indicative Placement Timetable*:	Expressions of Interest: 22 May 2019 Offer Letters Dispatched: 27 May 2019 Receipt of Application Forms: 03 Jun 2019 Receipt of Funds: 10 Jun 2019 Completion of Offer: 14 Jun 2019 *Dates subject to change at the discretion of the Company and without notice.
Contacts:	Joe Hayon – InSense CEO: joe@insense-med.com, +972-(0)54-287-3244 Peter Marks – Lead Banker: pmarks@henslow.com, +61-(0)412-141-722